SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 12, 2007

Las Vegas Gaming, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-30375	88-0392994
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4000 W. Ali Baba Lane Suite D, Las Vegas, Nevada	89118
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 702-871-7111

___________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective March 13, 2007, Russell Roth resigned his position as CEO due to health issues. There was no known disagreement with Mr. Roth on any matter relating to the Company’s operations, policies or practices. In connection with Mr. Roth’s resignation as CEO, we are reorganizing our management team.

Following his resignation as CEO, Mr. Roth will remain on our board of directors and will continue to serve as chairman of the board.

Effective March 16, 2007, Stephen Crystal was re-appointed to our board of directors. In conjunction with the appointment, he resigned his position as President and Chief Marketing Officer. There was no known disagreement with Mr. Crystal on any matter relating to the Company’s operations, policies or practices.

Effective March 13, 2007, Bruce Shepard will serve as Interim President and CEO. Mr. Shepard will also continue his duties as our CFO and Treasurer. Our compensation committee has been delegated the task of conducting an immediate executive search for a permanent new President and CEO.

Effective March 15, 2006, long-time board member Richard H. Irvine was appointed to serve as Vice-chairman.

Business Experience of Bruce A. Shepard

Bruce A. Shepard has served as our Chief Financial Officer since July, 2006 and has also served as our Treasurer since October 10, 2006. From July 1989 to July 2006, Mr. Shepard was a partner with PricewaterhouseCoopers LLP in Portland, Oregon. As the head of the Private Companies Section practice, Mr. Shepard worked closely with privately held businesses, assisting them as a proactive business advisor with acquisitions and divestitures, corporate financings, and strategic plans, and public company clients with initial public offerings, secondary offerings, and regulatory SEC filings.

Family Relationships

There are no family relationships between Mr. Shepard and any of our directors or executive officers.

Certain Relationship and Related Transactions

Mr. Shepard has not had any material direct or indirect interest in any of our transactions or proposed transactions over the last two years.

Employment Agreement

At this time, we do not have any employment agreements with Mr. Shepard, Mr. Crystal or Mr. Roth.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Las Vegas Gaming, Inc.

/s/ Bruce Shepard
Bruce Shepard
CFO, Treasurer, and Interim President and CEO

Date: March 19, 2007